Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
News Release

Celanese Statement on Withdrawal of
European Commission Notification

DALLAS (March 19, 2018) - Celanese Corporation (NYSE:CE), a global technology and specialty materials company, announces that it is abandoning its merger agreement with Blackstone’s Rhodia Acetow business and that the two parties have withdrawn their notification of the proposed joint venture from the European Commission. The parties were unable to reach agreement with the European Commission on acceptable conditions to allow the proposed joint venture to proceed.

“We are disappointed with the approach that the European Commission has taken on this case and we will be reviewing our strategic options”, said Mark Rohr, chairman and chief executive officer. “Celanese will continue to meet customer current and evolving needs efficiently while providing the highest level of quality and service.”

The companies announced plans on June 18, 2017, to combine the Cellulose Derivatives (CD) business of Celanese with the Rhodia Acetow to create synergies in the acetate tow market. Competition approval, without any divestitures, was granted in Mexico, Turkey, China, and Russia. The European Commission required excessive divestitures that would have undermined the benefits of the transaction.

“We worked hard and offered serious remedies to the European Commission and believed we had solved all competition issues identified by the European Commission. The benefits were substantial for our customers, our employees and jobs in the European Union,” Rohr said. “Unfortunately, demands by the European Commission eliminated the advantages at the heart of the transaction.”

“The joint venture was designed to accelerate the path to releasing value in the CD business for our shareholders, employees and customers. At Investor Day, I look forward to sharing with you the alternative plans we have to unleash this growth potential in the CD and other Celanese businesses.”

About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese’s global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,600 employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese and our product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
All registered trademarks are owned by Celanese International Corporation or its affiliates.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company or its customers will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release, including with respect to the acquisition. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Surabhi Varshney	W. Travis Jacobsen	Helen Zhang	Jens Kurth
+1 972 443 3078	+1 972 443 3750	+86 21 3861 9279	+49(0)69 45009 1574
surabhi.varshney@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com